UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ESS TECH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

26440 SW Parkway Ave, Bldg. 83
Wilsonville, Oregon 97070
(855) 423-9920
April 7, 2023
Dear Fellow Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of ESS Tech, Inc. (“ESS”), to be held on May 19, 2023 at 8:00 a.m., Pacific time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/GWH2023, where you will be able to listen to the meeting live, submit questions and vote online.
The attached formal meeting notice and proxy statement contain details of the business to be conducted at the annual meeting.
Your vote is important. Whether or not you attend the virtual annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.
On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in ESS.
Sincerely,
Michael R. Niggli
Chairman of the Board
-i-

26440 SW Parkway Ave, Bldg. 83
Wilsonville, Oregon 97070
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	8:00 a.m., Pacific time, on Friday, May 19, 2023.
Place
The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/GWH2023, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

Items of Business
1.To elect two Class II directors to hold office until our 2026 annual meeting of stockholders and until their respective successors are elected and qualified.
2.To approve an amendment to our Certificate of Incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation.
3.To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	March 24, 2023 Only stockholders of record as of March 24, 2023 are entitled to notice of and to vote at the annual meeting.
Availability of Proxy Materials
The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about April 7, 2023 to all stockholders entitled to vote at the annual meeting.
The proxy materials and our annual report can be accessible on or about April 7, 2023 by visiting https://investors.essinc.com.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the Board of Directors,

Kelly F. Goodman
Corporate Secretary and Vice President of Legal
Wilsonville, Oregon
April 7, 2023
-ii-

-iii-

ESS TECH, INC.
PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
To be held at 8:00 a.m., Pacific time, on Friday, May 19, 2023
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
Why am I receiving these materials?
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2023 annual meeting of stockholders of ESS Tech, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof. The annual meeting will be held on Friday, May 19, 2023 at 8:00 a.m., Pacific time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/GWH2023, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.
The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is expected to first be sent or given on or about April 7, 2023 to all stockholders of record as of March 24, 2023. The proxy materials and our annual report can also be accessed on or about April 7, 2023 by visiting https://investors.essinc.com. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.
What proposals will be voted on at the annual meeting?
The following proposals will be voted on at the annual meeting:
•the election of two Class II directors to hold office until our 2026 annual meeting of stockholders and until their respective successors are elected and qualified; and
•the amendment to our certificate of incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.
How does the board of directors recommend that I vote on these proposals?
Our board of directors recommends that you vote your shares:
•“FOR” the election of each Class II director nominee named in this proxy statement; and
•“FOR” the amendment to our certificate of incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation.
Who is entitled to vote at the annual meeting?
Holders of our common stock as of the close of business on March 24, 2023, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 154,344,930 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Inc., then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”
Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”
Is there a list of registered stockholders entitled to vote at the annual meeting?
A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting between the hours of 9:00 a.m. and 4:30 p.m., Pacific time, at our principal executive offices located at 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070 by contacting our corporate secretary. The list of registered stockholders entitled to vote at the annual meeting will also be available online during the annual meeting at www.virtualshareholdermeeting.com/GWH2023, for those stockholders attending the annual meeting.
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of each of the director nominees named herein or (2) WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•Proposal No. 2: The amendment of our certificate of incorporation to reflect recent Delaware law provisions regarding officer exculpation requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions and broker non-votes will have the effect of a vote AGAINST this proposal.
What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person (including virtually) or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions and choosing to withhold authority to vote are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.
How do I vote and what are the voting deadlines?
Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:
•by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern time, on May 18, 2023 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 a.m., Eastern time, on May 18, 2023 (have your Notice of Internet Availability or proxy card in hand when you call);
•by completing, signing and mailing your proxy card (if you received printed proxy materials), which must be received prior to the annual meeting; or

•by attending the annual meeting virtually by visiting www.virtualshareholdermeeting.com/GWH2023, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).
Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may vote those shares at the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of each Class II director nominee named in this proxy statement; and
•“FOR” the amendment to our certificate of incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation.
In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. Your broker, bank or other nominee will not have discretion to vote on either proposal, which are considered non-routine matters, absent direction from you. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
Can I change my vote or revoke my proxy?
Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:
•entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•completing and returning a later-dated proxy card, which must be received prior to the annual meeting;
•delivering a written notice of revocation to our corporate secretary at ESS Tech, Inc., 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070, Attention: Corporate Secretary, which must be received prior to the annual meeting; or
•attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.
What do I need to do to attend the annual meeting?
We will be hosting the annual meeting via live audio webcast only.
Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/GWH2023. To attend and participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The annual meeting live audio webcast will begin promptly at 8:00 a.m., Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:00 a.m., Pacific time, and you should allow ample time for the check-in procedures.
Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may access and participate in the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the annual meeting.
How can I get help if I have trouble checking in or listening to the annual meeting online?
If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Eric Dresselhuys, our Chief Executive Officer, and Anthony Rabb, our Chief Financial Officer, have been designated as proxy holders for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.
How can I contact ESS’ transfer agent?
You may contact our transfer agent, Computershare Inc., by telephone at (206) 406-5789, or by writing Computershare Inc., at 150 Royall Street, Canton, MA 02021. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at https://www-us.computershare.com/Investor/#Home.
How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
Where can I find the voting results of the annual meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?
In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:
ESS Tech, Inc.
Attention: Investor Relations
26440 SW Parkway Ave, Bldg. 83
Wilsonville, Oregon 97070
Tel: (855) 423-9920
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our board of directors currently consists of eight directors, six of whom are independent under the listing standards of the New York Stock Exchange, or the NYSE. Craig Evans and Daryl Wilson have served as board members since 2021 and their terms will end upon the commencement of the annual meeting. We thank Mr. Evans and Mr. Wilson for their service to the Company and our Board of Directors. The size of our board of directors will be automatically reduced to seven directors effective immediately upon the convening of the annual meeting. Our board of directors is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the names, ages as of the date of this proxy statement, and certain other information for each of our directors and director nominees.

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Sandeep Nijhawan(4)	II	52	Director	—	—	2026
Kyle Teamey(2)(4)	II	47	Director	2021	2023	2026

Continuing Directors
Eric Dresselhuys	I	58	Director and Chief Executive Officer	2021	2025	—
Rich Hossfeld(1)	I	44	Director	2021	2025	—
Michael Niggli(1)(3)(4)	III	73	Chairman	2021	2024	—
Raffi Garabedian(2)	III	56	Director	2021	2024	—
Alexi Wellman(1)	III	53	Director	2021	2024	—

Non-Continuing Directors
Craig Evans	II	47	Director, President and Co-founder	2021	2023	—
Daryl Wilson(3)	II	64	Director	2021	2023	—
_____________________
(1)Member of the audit committee.
(2)Member of the compensation committee.
(3)Member of the nominating and corporate governance committee.
(4)If elected at the annual meeting, Mr. Nijhawan will serve as chair of the nominating and corporate governance committee. Mr. Teamey will serve on the nominating and corporate governance committee effective as of the annual meeting and Mr. Niggli will cease to serve on such committee.
Nominees for Director
Sandeep Nijhawan. Mr. Nijhawan has served as a member of our board of directors since April 2023. Mr. Nijhawan is co-founder and CEO at Electra, whose mission is to decarbonize iron and steelmaking through an electrochemical, renewable-energy-powered process. Prior to starting Electra in May 2020, he was an operating partner of True North Venture Partners from February 2018 until December 2019 and president of two electrochemistry-focused cleantech startups: AquaHydrex, which developed an electrolyzer for the hydrogen economy, from February 2018 until December 2019, and Staq Energy, which developed distributed energy storage solutions, from February 2016 until December 2019. Earlier in his career, Nijhawan was a senior vice president at Intermolecular, specializing in accelerating R&D of innovative semiconductor, photovoltaic, battery, and energy-efficient glass materials; founded and was CEO of LED start-up Siorah Incorporated; and progressively held senior roles at Applied Materials (Nasdaq: AMAT). Mr. Nijhawan holds a B-Tech in Aerospace Engineering from the Indian Institute of Technology (IIT), Kanpur, India, an MS in Aerospace Engineering and Ph.D. in Mechanical Engineering from the University of Minnesota, and an MBA from the International Institute for Management Development (IMD) in Lausanne, Switzerland.
We believe Mr. Nijhawan is qualified to serve on our board of directors as a Class II director if elected because of his extensive experience in the cleantech sector, as well as his prior executive, leadership and advisory roles at various other companies within the cleantech sector.

Kyle Teamey. Mr. Teamey has served as a member of our board of directors since August 2019. Since January 2023, he has served as a Managing Partner at RA Capital. From July 2018 to January 2023, he served as a Partner at Breakthrough Energy Ventures, or BEV, a venture capital firm focused on sustainable energy and other technologies, and he currently serves as a consultant to BEV. From May 2015 to July 2018, Mr. Teamey served as a Principal at In-Q-Tel, a not-for-profit venture capital firm where he focused on investments in energy, materials, and advanced manufacturing. From October 2009 to March 2015, he served as Chief Executive Officer at Liquid Light, Inc., a company that developed low-energy catalytic electrochemistry to convert carbon dioxide to chemicals and was acquired by Avantium Technologies B.V. From February 2008 to October 2009, Mr. Teamey was an Entrepreneur in Residence with Redpoint Ventures developing new energy and materials companies. Mr. Teamey previously was with the Defense Advanced Research Projects Agency, or DARPA, and developed TiGR situational awareness software which was spun out as Ascend Intel and was acquired by General Dynamics Corporation. Mr. Teamey is a veteran of the U.S. Army, having served as an active-duty officer from June 1998 to December 2004, and retired as a Colonel in the U.S. Army Reserve in 2022. He currently serves on the board of directors of several privately held companies and is an inventor on 26 issued U.S. patents in the fields of electrochemistry and chemical engineering. Mr. Teamey holds a B.A. in Environmental Engineering from Dartmouth College, an M.A. in International Finance and Energy Policy from Johns Hopkins University School of Advanced International Studies, a M.S. in Materials Science from Columbia University, and a Masters of Strategic Studies from the U.S. Army War College.
We believe Mr. Teamey is qualified to serve on our board of directors because of his extensive experience in the energy and technology sector, as well as his prior executive, leadership and advisory roles at various other companies within the energy industry.
Continuing Directors
Eric Dresselhuys. Mr. Dresselhuys has served as our Chief Executive Officer since March 2021 and a member of our board of directors since May 2021. From March 2017 to March 2021, Mr. Dresselhuys served as Chief Executive Officer of Juncion, Inc., a private energy company he founded. Also, from January 2018 to July 2020, Mr. Dresselhuys served as President - Development of Smart Energy Water, a software‑as‑a‑platform for the energy, water and utility sector. From July 2002 to March 2017, he served in various management roles at Silver Spring Networks, Inc., a smart grid products company he co-founded which is now subsidiary of Itron Inc. (Nasdaq: ITRI), most recently as Executive Vice President, Global Development. Mr. Dresselhuys has served on the boards of directors of various private companies, including Enian, LTD a provider of project management software for renewable energy professionals and AutoGrid Solutions, a provider of distributed resource management analytics and software. Mr. Dresselhuys holds a B.S. in Economics from the University of Wisconsin and earned an Executive Certificate from the Sloan School at the Massachusetts Institute of Technology.
We believe Mr. Dresselhuys is qualified to serve on our board of directors because of his extensive experience and commitment to the renewable energy sector as well as his prior executive, leadership and advisory roles at various other companies within the energy industry.
Rich Hossfeld. Mr. Hossfeld has served as a member of our board of directors since October 2019. He is currently the co-CEO of SB Energy Global LLC, and was previously Senior Vice President, Strategy and Investments at SB Energy, a utility-scale solar, storage and technology platform and a subsidiary of SoftBank Group Corp. From September 2013 to August 2018, he was with True North Venture Partners, a venture capital firm, most recently as a Partner. Mr. Hossfeld has also acted as vice president for several global renewable energy providers, including First Solar, and started his career as a corporate law associate at Cravath, Swaine & Moore LLP. He holds a B.A. in Economics and Government from Claremont McKenna College and a J.D. from Duke University School of Law.
We believe Mr. Hossfeld is qualified to serve on our board of directors because of his experience in the renewable energy sector, as well as his prior executive, leadership and advisory roles at various other companies within the energy industry.
Michael Niggli. Mr. Niggli has served as Chairman of our board of directors since June 2015 and as a member of our board of directors since June 2015. From 2000 to December 2013, he was with San Diego Gas & Electric Company, a regulated utility company owned by Sempra Energy (NYSE: SRE), most recently as President and Chief Operating Officer. Mr. Niggli previously served as Chairman of the Board, Chief Executive Officer and President of Sierra Pacific Resources, and Chairman of the Board, Chief Executive Officer and President of Nevada Power Company. He currently serves on the board of directors of Pacific Gas & Electric Co. (NYSE: PCG) and Avanea Energy Acquisition Corp. (Nasdaq: AVEA) as well as on the board of directors of several privately held companies. Mr. Niggli has authored several articles on issues pertinent to the electric, gas and telecommunications industries and founded the graduate program in power engineering at San Diego State University, where he lectured part-time for five years. Mr. Niggli holds a B.S. in Electrical Engineering from California State University, Long Beach, and an M.S. in Electrical Engineering from San Diego State University. Mr. Niggli participated in the Advanced Management Program at Harvard Business School.
We believe Mr. Niggli is qualified to serve on our board of directors because of his significant operational, risk management and leadership experience in the utility and energy sector.
Raffi Garabedian. Mr. Garabedian has served as a member of our board of directors since February 2021. Since March 2021, he has served as Chief Executive Officer at Electric Hydrogen Co., a company focused on industrial decarbonization Mr. Garabedian co-founded. From June 2008 to November 2020, Mr. Garabedian was with First Solar, Inc. (Nasdaq: FSLR), a manufacturer of solar panels and provider of utility-scale PV power plants and supporting services, most recently as Chief Technology Officer. He was the founding Chief Executive Officer of Touchdown Technologies, Inc., a semiconductor company, which was acquired by Verigy, Ltd. Mr. Garabedian is named on approximately 28 issued U.S. patents. He holds a B.S. in Electrical Engineering from Rensselaer Polytechnic University and an M.S. in Electrical Engineering from the University of California Davis.
We believe Mr. Garabedian is qualified to serve on our board of directors because of his extensive experience in manufacturing technology, strategy, product development, and management.
Alexi Wellman. Ms. Wellman has served as a member of our board of directors since October 12, 2021. Since January 2022, she has served as Chief Executive Officer of Altaba Inc. (Nasdaq: AABAP), a closed-end management investment company f/k/a Yahoo Inc. From June 2017 to December 2021, Ms. Wellman served as Chief Financial and Accounting Officer of Altaba Inc. From October 2015 to June 2017, Ms. Wellman was the Vice President, Global Controller of Yahoo Inc. (Nasdaq: YHOO) and prior to that role, served as Vice President, Finance from November 2013 to October 2015. From October 2004 to December 2011, Ms. Wellman served as a Partner at KPMG LLP, an audit, tax and advisory firm. Ms. Wellman currently serves as a director and chair of the audit and member of compensation and ESG committees of Werner Enterprises (NYSE: WERN). She previously served as a director of Endurance International Group (Nasdaq: EIGI) from 2018 to 2021, Bilander Acquisition Corp (Nasdaq: TWCB) from 2020 to 2022, TWC Tech Holdings II Corp. (Nasdaq: TWCT) from 2020 to 2021, Nebula Caravel Acquisition Corp. (Nasdaq: NEBC) from 2020 to 2021, and as a director of Yahoo Japan (Tokyo Stock Exchange: 4689) from 2016 to 2018. Ms. Wellman holds a B.S. in Accounting & Business Management from the University of Nebraska.
We believe Ms. Wellman is qualified to serve on our board of directors due to her extensive accounting, corporate finance, and strategic planning experience, as well as her service on the boards of directors of several public and private companies.
Non-Continuing Directors
Daryl Wilson. Mr. Wilson has served as a member of our board of directors since December 2019. Since September 2020, he has served as an Executive Director at Hydrogen Council, a global initiative for the transition to clean energy. From December 2006 to September 2019, Mr. Wilson served as Chief Executive Officer for Hydrogenics Corp., a provider of fuel cell and hydrogen production technologies acquired by Cummins Inc. He holds a B.A.Sc. in Chemical Engineering from the University of Toronto and an M.B.A. from McMaster University.
We believe Mr. Wilson is qualified to serve on our board of directors because of his significant public company experience and knowledge of environmental technology.
Craig Evans. Mr. Evans is one of our co-founders and has served as our President since March 2021 and as Chief Executive Officer from January 2011 to March 2021. He has also served as a member of our board of directors since January 2012. He previously served as Director of Design and Product Development at ClearEdge Power, Inc., or ClearEdge, a fuel cell producer, from September 2006 to March 2011. Prior to ClearEdge, Mr. Evans held numerous Engineering and Manufacturing positions at United Technologies from July 1999 to September 2011 Mr. Evans holds a B.S. in Aerospace Engineering and an M.S. in Mechanical Engineering from Clarkson University, an M.S. in Finance from The Lally School of Management at Rensselaer Polytechnic Institute and an M.B.A. from The Tepper School of Business at Carnegie Mellon University.
As one of our co-founders, we believe Mr. Evans is uniquely qualified to serve on our board of directors due to his deep knowledge of our company and his significant technical experience and background.

Director Independence
Our common stock is listed on the NYSE. As a company listed on the NYSE, we are required under NYSE listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board. Under NYSE listing rules, a director will only qualify as an independent director if that listed company’s board of directors affirmatively determines that the director has no material relationship with such listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such listed company). In addition, the NYSE listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and NYSE listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and NYSE listing rules applicable to compensation committee members.
Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Garabedian, Mr. Hossfeld, Mr. Nijhawan, Mr. Niggli, Mr. Teamey, Mr. Wilson and Ms. Wellman, representing seven of our eight directors and director nominees, do not have any material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and that each of these directors and director nominees is an “independent director” as defined under the listing standards of the NYSE. Eric Dresselhuys is not considered an independent director because of his position as our Chief Executive Officer. Craig Evans is not considered an independent director because of his position as our President and Co-Founder. Following the annual meeting, six of the seven directors will be independent.
In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
Board Leadership Structure
Our corporate governance framework provides our board flexibility to determine the appropriate leadership structure for the company, and whether the roles of chairperson and chief executive officer should be separated or combined. In making this determination, our board considers many factors, including the needs of the business, our board’s assessment of its leadership needs from time to time and the best interests of our stockholders. If the role of chairperson is filled by a director who does not qualify as an independent director, then our corporate governance guidelines provide that one of our independent directors will serve as our lead independent director.
Our board believes that it is currently appropriate to separate the roles of chairperson and chief executive officer. The chief executive officer is responsible for day-to-day leadership, while our chairperson, along with the rest of our independent directors, ensures that our board’s time and attention is focused on providing independent oversight of management and matters critical to our company. The board believes that Mr. Niggli’s deep knowledge of the company and industry, as well as strong leadership and governance experience, enable Mr. Niggli to lead our board effectively and independently. Mr. Niggli is also the lead independent director under NYSE rules.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.
In addition, our board has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board and potential conflicts of interest.
Our board of directors believes its current leadership structure supports the risk oversight function of the board.
Board Committees
Our board of directors has established the following standing committees of the board: audit committee; compensation committee; and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below.
Audit Committee
The current members of our audit committee are Ms. Wellman, Mr. Hossfeld and Mr. Niggli. Ms. Wellman is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of the NYSE, and also meets the financial literacy requirements of the listing standards of the NYSE. Our board of directors has determined that each of Ms. Wellman and Mr. Niggli is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. Since our Business Combination, our audit committee is responsible for, among other things:
•appointing and overseeing our independent auditor;
•approving audit and non-audit services;
•evaluating the independence and qualifications of our independent auditor;
•reviewing our internal controls and the integrity of our financial statements;
•reviewing presentation of financial information, earnings press releases and guidance;
•overseeing the design, implementation and performance of our internal audit function;
•reviewing the responsibilities, functions, qualifications, budget, performance, objectivity, and the scope and results of internal audits;
•setting hiring policies with regard to the hiring of employees or former employees of our independent auditor and overseeing compliance with such policies;
•reviewing, approving and monitoring related party transactions involving directors or executive officers;
•adopting and overseeing procedures to address complaints received by us regarding accounting, internal accounting controls or auditing matters;
•reviewing and discussing with management and our independent auditor (a) the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs, including our Code of Business Conduct and Ethics, compliance with anti-bribery and anti-corruption laws and regulations, and compliance with export control regulations and (b) reports regarding compliance with applicable laws, regulations and internal compliance programs; and
•reviewing and discussing with management, including our internal audit function, if applicable, and our independent auditor guidelines and policies to identify, monitor, and address enterprise risks.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://investors.essinc.com/governance/governance-documents/. During the year ended December 31, 2022, our audit committee held four (4) meetings.
Compensation Committee
The current members of our compensation committee are Mr. Garabedian and Mr. Teamey. Mr. Garabedian is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of the NYSE. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Since the Business Combination, our compensation committee is responsible for, among other things:
•reviewing and approving the compensation for our executive officers, including our Chief Executive Officer;
•reviewing, approving and administering, including the termination of, our employee benefit and equity incentive plans;
•advising our board of directors on management proposals to stockholders on executive compensation matters including advisory votes on executive compensation;
•establishing, and periodically reviewing, our employee compensation plans, policies and practices; and
•approving or making recommendations to our board of directors regarding the creation or revision of any clawback policy.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at https://investors.essinc.com/governance/governance-documents/. During the year ended December 31, 2022, our compensation committee held two (2) meetings.
Nominating and Corporate Governance Committee
The current members of our nominating and corporate governance committee are Mr. Niggli and Mr. Wilson. Mr. Wilson is the chairperson of our nominating and corporate governance committee. If Mr. Nijhawan is elected at the annual meeting, the nominating and corporate governance committee will be comprised of Mr. Nijhawan and Mr. Teamey, with Mr. Nijhawan as the chairperson. Our board of directors has determined that each member of or nominee to our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of the NYSE. Since the Business Combination, our nominating and corporate governance committee is responsible for, among other things:
•reviewing and assessing and making recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;
•identifying, evaluating, selecting or making recommendations to our board of directors regarding nominees for election to our board of directors;
•developing policies and procedures for considering stockholder nominees for election to our board of directors;
•reviewing our succession planning process for our Chief Executive Officer and any other members of our executive management team;
•reviewing and making recommendations to our board of directors regarding the composition, organization and governance of our board of directors and its committees;
•reviewing and making recommendations to our board of directors regarding our corporate governance guidelines and corporate governance framework;

•overseeing director orientation for new directors and continuing education for our directors;
•overseeing the evaluation of the performance of our board of directors and its committees;
•reviewing and monitoring compliance with our code of business conduct and ethics, and reviewing conflicts of interest of our board members and officers other than related party transactions reviewed by our audit committee; and
•administering policies and procedures for communications with the non-management members of our board of directors.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://investors.essinc.com/governance/governance-documents/. During the year ended December 31, 2022, there were two (2) meetings of our nominating and corporate governance committee.
Attendance at Board and Stockholder Meetings
During the year ended December 31, 2022, our board of directors held 13 meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served, except for Mr. Garabedian who attended 73.3% and Mr. Wilson who attended 66.7%, due to scheduling conflicts. Both Mr. Garabedian and Mr. Wilson attended 100% of the meetings held by the committees on which they serve.
Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend.
Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under applicable NYSE rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2022, the members of our compensation committee were Messrs. Garabedian and Teamey. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business experience and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences.

If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.
Stockholder Recommendations and Nominations to our Board of Directors
Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.
A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our corporate secretary at ESS Tech, Inc., 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Stockholder recommendations must be received by December 31st of the year prior to the year in which the recommended candidate(s) will be considered for nomination. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2023 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2024 Annual Meeting.”
Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Chief Financial Officer by mail to our principal executive offices at ESS Tech, Inc., 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070. Our Chief Financial Officer, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Chief Financial Officer will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board or the lead independent director. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Policy Prohibiting Hedging or Pledging of Securities
Under our insider trading policy, our employees, including our executive officers, and the members of our board of directors are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at https://investors.essinc.com/governance/governance-documents/. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.
Director Compensation
Our board of directors has adopted an outside director compensation policy, or the Director Compensation Policy. Under the Director Compensation Policy, each non-employee director will be eligible to receive compensation for his or her service consisting of the following cash and equity components. Our board of directors has the discretion to revise non-employee director compensation as it deems necessary or appropriate.
Annual Cash Retainer
Each non-employee director will be paid an annual cash retainer of $50,000. There are no per-meeting attendance fees for attending meetings of the board of directors. This cash compensation will be paid quarterly in arrears on a prorated basis.
Committee Annual Cash Retainer
Each non-employee director who serves as the lead independent director, or the chair or a member of a committee of the board of directors listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis) as follows:

Position	Annual Cash Retainer ($)
Lead Independent Director	$25,000
Chair of Audit Committee	20,000
Member of Audit Committee	10,000
Chair of Compensation Committee	15,000
Member of Compensation Committee	7,500
Chair of Nominating and Corporate Governance Committee	10,000
Member of Nominating and Corporate Governance Committee	5,000
Equity Compensation
Under our Director Compensation Policy, each individual who first becomes a non-employee director automatically will be granted an award of restricted stock units covering a number of our shares having a value equal to $200,000, rounded down to the nearest whole share. Each award will vest in equal 1/3 installments on each anniversary following the grant date, subject to the non-employee director continuing to be a service provider through the applicable vesting date.
Additionally, on the date of each of our annual meetings, each non-employee director automatically will be granted an award of restricted stock units covering a number of our shares having a value of $150,000, rounded down to the nearest whole share. Each award will vest on the earlier of (i) the one-year anniversary of the date the award is granted or (ii) the day prior to the date of the annual meeting next following the date the award is granted, in each case, subject to the director continuing to be a service provider through the applicable vesting date.

Director Compensation for Fiscal 2022
The table below summarizes the compensation of each person serving as an ESS non-employee director for the year ended December 31, 2022. Messrs. Dresselhuys and Evans did not receive any additional compensation for their service as directors in 2022. The compensation of Messrs. Dresselhuys and Evans as named executive officers is set forth above under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards ($)	All Other Compensation ($)		Total ($)
Michael R. Niggli	80,000	$113,518	—		$193,518
Raffi Garabedian	65,000	113,518	—		178,518
Rich Hossfeld(3)	60,000	—	—		60,000
Claudia Gast(1)	46,279	256,399	—		302,678
Kyle Teamey	57,500	113,518	—		171,018
Daryl Wilson	60,000	113,518	18,477	(2)	191,995
Alexi Wellman	70,000	113,518	—		183,518
_____________________
(1)Ms. Gast resigned from our board of directors effective November 25, 2022.
(2)Amount represents consulting retainer fees paid to Mr. Wilson.
(3)Amounts have yet to be paid. Compensation payable to Mr. Hossfeld, the SBE designee on our board of directors, for his services on the board of directors may be paid to SBE in accordance with SBE’s internal requirements, subject to applicable tax and securities laws.

The following table presents information regarding outstanding equity awards held by our non-employee directors as of December 31, 2022.

Name	Number of Securities Underlying Unexercised Options (#)	Number of shares or units of stock that have not vested (#)
Michael R. Niggli	177,785	29,486
Raffi Garabedian	147,110	29,486
Rich Hossfeld	—	—
Claudia Gast(1)	—	—
Kyle Teamey	—	29,486
Daryl Wilson	—	38,200
Alexi Wellman	—	55,630
_____________________
(1)Ms. Gast resigned from our board of directors effective November 25, 2022.

PROPOSAL NO. 1:
ELECTION OF CLASS II DIRECTORS
Our board of directors currently consists of eight directors and is divided into three classes with staggered three-year terms. Craig Evans and Daryl Wilson have served as board members since 2021 and their terms will end upon the commencement of the annual meeting. The size of our board of directors will be automatically reduced to seven directors effective immediately upon the convening of the annual meeting. At the annual meeting, two Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Sandeep Nijhawan and Kyle Teamey as nominees for election as Class II directors at the annual meeting. If elected, each of Mr. Nijhawan and Mr. Teamey will serve as a Class II director until the 2026 annual meeting of stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
Mr. Nijhawan and Mr. Teamey have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:
AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO REFLECT RECENTLY ADOPTED DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION
Effective August 1, 2022, the State of Delaware, which is the Company’s state of incorporation, enacted legislation that enables Delaware corporations to limit the liability of certain of their officers in limited circumstances. In light of this update in the law, we are proposing to amend our certificate of incorporation to provide for the exculpation of certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. The Delaware statute permits officer exculpation only for direct claims (and not for, e.g., derivative claims made by stockholders on behalf of the corporation) and does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Our proposed amendment would permit exculpation of certain officers only to the extent permitted under Delaware law. After considering the benefits and the consequences of these updates, our board of directors believes amending our certificate of incorporation to provide for such exculpation remedies the inconsistent treatment of officers and directors under Delaware law notwithstanding that both officers and directors have similar fiduciary duties. Our board of directors also believes this proposed amendment will strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf. Further, our board of directors has considered the extent of exculpation provided under the law and, accordingly, under this proposed amendment to our certificate of incorporation, and has determined that such amendment is reasonable and does not unduly impact stockholder rights.
Therefore, taking into account the scope of claims for which an officer’s liability would be exculpated, and the benefits our board of directors believes would accrue to the Company and its stockholders, including, but not limited to the enhanced ability to attract and retain talented officers, our board of directors has unanimously approved the amendment of our certificate of incorporation. Our board of directors has unanimously determined that it is advisable and in the best interests of the Company and our stockholders to amend our certificate of incorporation to provide such exculpation to the extent permitted by Delaware law, and in accordance with Delaware law, hereby seeks approval of the amendment of our certificate of incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation.
The proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation reflecting the foregoing charter amendment is attached as Appendix A to this proxy statement.
Accordingly, we ask our stockholders to vote on the following resolution:
“RESOLVED, that the Company’s stockholders approve an amendment to the Company’s certificate of incorporation to amend and restate Article IX in its entirety, to read as follows:
ARTICLE IX
Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Section 4. Neither any amendment, repeal, nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.”
Vote Required
The amendment of our certificate of incorporation to reflect recent Delaware law provisions regarding officer exculpation requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock. Abstentions and broker non-votes will have the effect of a vote AGAINST this proposal. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the approval of the amendment of our certificate of incorporation.
Board Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO REFLECT RECENTLY ADOPTED DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the NYSE listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to ESS’ financial reporting process, ESS’ management is responsible for (1) establishing and maintaining internal controls and (2) preparing ESS’ consolidated financial statements. ESS’ independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of ESS’ consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare ESS’ financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in ESS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Alexi Wellman (Chair)
Rich Hossfeld
Michael R. Niggli
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by ESS under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent ESS specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
No accountant has been selected or recommended to our stockholders for election, approval or ratification for fiscal year ended December 31, 2023 as our management and the audit committee continue their evaluation. As a result, we do not expect representatives of Ernst & Young LLP, or any other independent accounting firm, to be present at the annual meeting, unless the audit committee determines to retain Ernst & Young LLP, or another independent accounting firm, for the fiscal year ended December 31, 2023 prior to the annual meeting.
Fees Paid to the Independent Registered Public Accounting Firm
Ernst & Young LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2021. The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for our fiscal year ended December 31, 2022.

	2022	2021
Audit Fees(1)	$1,005,215	$2,655,848
Audit-Related Fees	—	—
Tax Fees(2)	12,195	9,270
All Other Fees(3)	4,265	5,130
Total Fees	$1,021,675	$2,670,248
___________________________
(1)“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes fees for services incurred in connection with our registration statements on Form S-1, Form S-3 and Form S-8 including comfort letters and consents.
(2)“Tax Fees” consists of tax return preparation and other tax matters.
(3)“All Other Fees” consists of fees for permitted products and services that are not included in the above categories.
Auditor Independence
In 2022, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.
Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by Ernst & Young LLP for our fiscal year ended December 31, 2022 were pre-approved by our audit committee.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of the date of this proxy statement. Information regarding Eric Dresselhuys and Craig Evans, who also serve as directors, is set forth above under “Board of Directors and Corporate Governance.”

Name	Age	Position(s)
Eric Dresselhuys	58	Chief Executive Officer and Director
Craig Evans	47	President, Director and Co-Founder
Anthony Rabb	55	Chief Financial Officer
Anthony Rabb. Mr. Rabb has served as our Chief Financial Officer since November 2022. From August 2020 to June 2022, Mr. Rabb served as the Chief Financial Officer and Senior Vice President of Total Safety, Inc. and was responsibility for Total Safety, Inc.’s finance, accounting, treasury, tax, risk management and information technology matters. From October 2015 to February 2020, Mr. Rabb served as Chief Financial Officer and Executive Vice President of Mirion Technologies, Inc. Mr. Rabb previously served as Chief Financial Officer of several companies, including Vigor Industrial, Brand Energy, GE Measurement and Sensing Technologies. Mr. Rabb also served as Vice President of Mergers and Acquisitions of GE Capital. Mr. Rabb holds a B.A. in Economics from the University of Colorado, Boulder.

EXECUTIVE COMPENSATION
To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving these goals.
We believe our compensation program should promote the success of the company and align executive incentives with the long-term interests of our shareholders. Our current compensation programs reflect our startup origins in that they consist primarily of salary and stock awards. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.
This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
Our board of directors and the compensation committee, with input from our Chief Executive Officer, determines the compensation for ESS’ named executive officers. For the year ended December 31, 2022, our named executive officers were:
•Eric Dresselhuys, our Chief Executive Officer and Director;
•Craig Evans, our President, Co-Founder and Director; and
•Anthony Rabb, our Chief Financial Officer.
Summary Compensation Table
The following table sets forth information regarding the compensation reportable for our named executive officers for fiscal 2022 and prior years where applicable, as determined under SEC rules.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Nonequity Incentive Compensation ($)	All Other Compensation ($)(2)	Total ($)
Eric Dresselhuys	2022	461,667	357,686	3,238,347	—	—	93,555	4,151,255
Chief Executive Officer and Director	2021	321,154	223,998	10,509,943	960,775	—	33,751	12,049,621
Anthony Rabb(3)	2022	69,167	14,955	2,396,241	—	—	—	2,480,363
Chief Financial Officer	2021	—	—	—	—	—	—	—
Craig Evans	2022	400,000	388,250	1,465,208	—	—	16,434	2,269,892
President, Co-Founder and Director	2021	384,760	275,833	446,134	464,284	—	14,456	1,585,467
____________________________
(1)The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s, or the FASB’s, Accounting Standards Codification, or ASC, Topic 718. See Note 14 to ESS’ audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023, for a discussion of the assumptions made by ESS in determining the grant-date fair value of ESS’ equity awards.
(2)The amounts in this column include matching 401(k) contributions for Messrs. Dresselhuys and Evans and $72,985 in commuting benefits for Mr. Dresselhuys.
(3)Mr. Rabb was hired in fiscal year 2022 and therefore was not a named executive officer in fiscal year 2021.
Narrative Disclosure to Summary Compensation Table
For 2022, the compensation program for our named executive officers consisted primarily of base salary, incentive compensation delivered in the form of bonuses, restricted stock unit awards and 401(k) matching contributions.

Base Salary
Base salary is set at a level that is commensurate with the named executive officer’s duties and authorities, contributions, prior experience and sustained performance. For 2022, our named executive officers had the following base salary: $461,667 in the case of Mr. Dresselhuys, $400,000 in the case of Mr. Evans, and $415,000 in the case of Mr. Rabb.
Cash Bonus
Each of our executive officers is eligible for an annual bonus under our Employee Incentive Compensation Plan. For 2022, each of our named executive officers had a bonus target expressed as a percentage of his or her salary, 90% in the case of Mr. Dresselhuys, 90% in the case of Mr. Evans, and 75% in the case of Mr. Rabb, and our board of directors determines actual bonuses based upon an assessment of achievement of corporate goals, which included specified technology, engineering, product development, operations and manufacturing, business development and sales, human capital, and finance goals.
Stock Awards and Stock Option Awards
In 2022, restricted stock unit awards were granted to our named executive officers under the 2021 Plan.
Employment Arrangements
Eric Dresselhuys
We entered into an employment agreement with Eric Dresselhuys, our Chief Executive Officer, on April 1, 2021. Mr. Dresselhuys is an at-will employee. ESS or Mr. Dresselhuys may terminate his employment at any time for any reason. Mr. Dresselhuys’s employment agreement provides for an initial term from March 25, 2021 through March 25, 2025, with additional one-year terms thereafter, unless either ESS or Mr. Dresselhuys provides notice of the decision to not renew the term at least 60 days before the end of a term. Non-renewal by ESS will constitute a termination without “cause” (as defined in Mr. Dresselhuys’s employment agreement). During the period commencing on May 23, 2021 and continuing for the 18 months following the date that his employment is terminated for any reason, Mr. Dresselhuys is prohibited from soliciting certain current and former ESS service provides and customers.
If we terminate Mr. Dresselhuys’s employment without cause or Mr. Dresselhuys terminates his employment for “good reason” (as defined in Mr. Dresselhuys’s employment agreement) other than in connection with a “change in control” (as defined in Mr. Dresselhuys’s employment agreement), then Mr. Dresselhuys will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for 12 months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and acceleration of his unvested and outstanding time-based equity awards to the extent that such awards would have vested had his employment continued for an additional six months following such termination (except that, if the termination occurs between six months and 12 months after Mr. Dresselhuys’s start date, the number of months of additional vesting will be equal to the number of months of Mr. Dresselhuys’s service). If we terminate Mr. Dresselhuys’s employment without cause or Mr. Dresselhuys terminates his employment for good reason in connection with a change in control, then Mr. Dresselhuys will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for eighteen months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and 100% acceleration of his unvested and outstanding equity awards, with performance-based awards accelerating at target achievement. Receipt of any such termination benefits are subject to Mr. Dresselhuys signing and not revoking a separation agreement and release of claims in a form acceptable to ESS, which must become effective no later than the sixtieth day following the termination, and his compliance with the restrictive covenants described above.
Anthony Rabb
ESS entered into an employment letter with Anthony Rabb, our Chief Financial Officer, on October 31, 2022. Mr. Rabb is an at-will employee. ESS or Mr. Rabb may terminate his employment at any time for any reason.
If we terminate Mr. Rabb’s employment without “cause” and other than for disability or death or Mr. Rabb terminates his employment for “good reason” (as those terms are defined in Mr. Rabb’s employment letter), then Mr. Rabb will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for 9 months following such termination, a 75% of his cash bonus target for the fiscal year in which such termination occurs, and acceleration of his unvested and outstanding equity awards to the extent that such awards would have vested had his employment continued for an additional 12 months following such termination.
In accordance with his employment letter, on November 2, 2022, Mr. Rabb received an award of restricted stock units, as described in the Outstanding Equity Awards at Fiscal 2022 Year-End table below.
Craig Evans
ESS entered into an employment agreement with Craig Evans, our President, Co-Founder and director (and former Chief Executive Officer), on May 23, 2021. Mr. Evans is an at-will employee. ESS or Mr. Evans may terminate his employment at any time for any reason. Mr. Evans’s employment agreement provides for an initial term through May 23, 2024, with additional one-year terms thereafter, unless either ESS or Mr. Evans provides notice of the decision to not renew the term at least 60 days before the end of a term. Non-renewal by ESS will constitute a termination without “cause” (as defined in Mr. Evans’s employment agreement). During the period commencing on May 23, 2021, and continuing for the eighteen months following the date that his employment is terminated for any reason, Mr. Evans is prohibited from soliciting certain current and former ESS service providers and customers.
If we terminate Mr. Evans’s employment without cause or Mr. Evans terminates his employment for “good reason” (as defined in Mr. Evans’s employment agreement) other than in connection with a “change in control” (as defined in Mr. Evans’s employment agreement), then Mr. Evans will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for 12 months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and acceleration of his unvested and outstanding time-based equity awards to the extent that such awards would have vested had his employment continued for an additional six months following such termination. If we terminate Mr. Evans’s employment without cause or Mr. Evans terminates his employment for good reason in connection with a change in control, then Mr. Evans will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for eighteen months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and 100% acceleration of his unvested and outstanding equity awards, with performance-based awards accelerating at target achievement. Receipt of any such termination benefits are subject to Mr. Evans signing and not revoking a separation agreement and release of claims in a form acceptable to ESS, which must become effective no later than the 60th day following the termination, and his compliance with the restrictive covenants described above.
If we terminate Mr. Evans’s employment without cause or Mr. Evans terminates his employment for “good reason” (as defined in Mr. Evans’s employment agreement) other than in connection with a “change in control” (as defined in Mr. Evans’s employment agreement), then Mr. Evans will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for 12 months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and acceleration of his unvested and outstanding time-based equity awards to the extent that such awards would have vested had his employment continued for an additional six months following such termination. If we terminate Mr. Evans’s employment without cause or Mr. Evans terminates his employment for good reason in connection with a change in control, then Mr. Evans will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for eighteen months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and 100% acceleration of his unvested and outstanding equity awards, with performance-based awards accelerating at target achievement. Receipt of any such termination benefits are subject to Mr. Evans signing and not revoking a separation agreement and release of claims in a form acceptable to ESS, which must become effective no later than the 60th day following the termination, and his compliance with the restrictive covenants described above.

Outstanding Equity Awards at Fiscal 2022 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2022. Market value of shares that have not vested is based on the ESS’ closing trading price of $2.43 per share on December 31, 2022.

	Option Awards(1)					Stock Awards(2)
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stuck that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Eric Dresselhuys	4/28/2021	(3)	135,157	173,774	5.38	4/27/2031
	12/17/2021	(4)					305,175	741,575
	12/17/2021	(4)					601,351	1,461,283
	12/17/2021	(4)					286,102	695,225
	2/16/2022	(5)					506,002	1,229,585
Craig Evans	7/24/2020	(6)	76,621	95,774	0.33	7/24/2030
	2/15/2021	(7)	25,744	62,523	0.54	2/14/2031
	2/8/2022	(5)					218,041	529,840
Anthony Rabb	11/2/2022	(8)					616,016	1,496,919
_____________________
(1)All stock options were granted pursuant to the 2014 Equity Incentive Plan.
(2) Restricted stock units granted on or prior to October 8, 2021 were granted pursuant to the 2014 Equity Incentive Plan, and those after October 8, 2021 were granted pursuant to the 2021 Equity Incentive Plan.
(3) 1/4th of the total shares vested on March 25, 2022, and 1/48th will vest each month thereafter, subject to the holder’s continuous service through each vesting date.
(4) Vesting is subject to performance milestones, subject to the holder’s continuous service through each vesting date.
(5) 1/16th of the total shares vested or will vest quarterly beginning on May 20, 2022, subject to the holder’s continuous service through each vesting date.
(6) 1/48th of the total shares vested or will vest each month beginning on February 22, 2021, subject to the holder’s continuous service through each vesting date.
(7) 50% of the award was eligible to vest based on certain financial milestones. Eligible shares vest as to 1/48th of the eligible shares each month beginning on November 8, 2021, subject to the holder’s continuous service through each vesting date.
(8) 1/4th of the total shares will vest on November 2, 2023, and 1/48th will vest each month thereafter, subject to the holder’s continuous service through each vesting date.
Role of Compensation Consultant
In 2021, the compensation committee directly retained the services of Pearl Meyer and Partners, LLC, or Pearl Meyer, an independent national executive compensation consulting firm, to assist it in fulfilling its duties and responsibilities. Pearl Meyer does not provide services to the company or its management outside of the services provided to the compensation committee unless directed by the compensation committee.
The compensation committee expects to engage outside consultants every two to three years. The consultants were asked to review and analyze comparisons of senior executive compensation and benefits and director compensation utilizing independent surveys and their own database of compensation information. The consultants provided conclusions regarding the salary and benefit levels of senior management and the board of directors. The compensation committee has assessed the independence of Pearl Meyer, as required under NYSE rules. The compensation committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to any of the compensation consultants described above. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders
2014 Equity Incentive Plan	3,157,392	(1)	$0.85	(2)	—	(3)
2021 Equity Incentive Plan	6,412,672	(4)	$8.00	(2)	10,626,299	(5)
2021 Employee Stock Purchase Plan	—		$—		2,890,153	(6)
Equity compensation plans not approved by security holders	—		$—		—
Total	9,570,064		$—		13,516,452
(1) Consists of options to purchase a total of 3,157,392 shares of our common stock under the 2014 Equity Incentive Plan.
(2) The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock subject to outstanding restricted stock units, which have no exercise price.
(3) As a result of the Business Combination, we no longer grant awards under the 2014 Equity Incentive Plan. All outstanding options issued pursuant to the 2014 Equity Incentive Plan continue to be governed by their existing terms. To the extent such awards are forfeited or lapse unexercised or are repurchased, the shares of our common stock subject to such awards will become available for issuance under the 2021 Equity Incentive Plan.
(4) Consists of (i) options to purchase a total of 65,717 shares of our common stock under the 2021 Equity Incentive Plan, or 2021 Plan, and (ii) 6,346,955 shares of our common stock that are subject to outstanding RSUs under the 2021 Plan. Excludes purchase rights currently accruing under the 2021 Employee Stock Purchase Plan, or ESPP.
(5) Our 2021 Plan provides that on the first day of each fiscal year, the number of shares of our common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 15,260,000 shares, (ii) 5% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2023, the number of shares of our common stock available for issuance under our 2021 Plan increased by 4,614,640 shares pursuant to these provisions. This increase is not reflected in the table above.
(6) Our ESPP provides that on the first day of each fiscal year, the number of shares of our common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 3,060,000 shares, (ii) 1% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. The board of directors declined any January 1, 2023 share refresh under the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of February 28, 2023 by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 154,307,976 shares of our common stock outstanding as of February 28, 2023. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of February 28, 2023 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of February 28, 2023, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each person or entity listed in the table is c/o ESS Tech, Inc., 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Greater than 5% Stockholders:
SB Energy Global Holdings One Ltd. (1)	35,954,722	23.3
Breakthrough Energy Ventures, LLC (2)	18,559,329	12.0
Entities affiliated with Pangaea Ventures III LLC (3)	11,688,970	7.6
Cycle Capital Fund III, L.P. (4)	11,292,025	7.3

Named Executive Officers and Directors:
Eric Dresselhuys (5)	459,737	*
Craig Evans (6)	7,943,996	5.1
Anthony Rabb	—	—
Raffi Garabedian (7)	104,552	*
Rich Hossfeld	—	—
Michael R. Niggli (8)	1,824,660	1.2
Kyle Teamey	—	—
Alexi Wellman (9)	4,358	*
Daryl Wilson (10)	269,209	*
All directors and executive officers as a group (9 persons) (11)	10,606,512	6.9
___________________________
*Represents less than 1%.
(1)Based on the Schedule 13D/A filed by SB Energy Global Holdings One Ltd. (“Holdings One”) on November 17, 2021. The securities are held directly by Holdings One, a wholly owned subsidiary of SB Energy Global Holdings Limited (“Holdings Limited”), which is a wholly owned subsidiary of SoftBank Group Capital Ltd (“SBGC”), which is a wholly owned subsidiary of SoftBank Group Corp. (“Softbank”). Each of Holdings Limited, SBGC and SoftBank may be deemed to indirectly beneficially own the shares of Common Stock directly beneficially owned by Holdings One. Each of Holdings Limited, SBGC and SoftBank disclaim beneficial ownership of all such shares of Common Stock, except to the extent of their respective pecuniary interest. The address for SB Energy Global Holdings One Ltd. is 69 Grosvenor Street, London, W1K 3JP, United Kingdom. The address of SoftBank is 1-7-1 Kaigan, Minato-ku, Tokyo 105-7537 Japan.
(2)Based on the Schedule 13D/A filed by Breakthrough Energy Ventures, LLC and Breakthrough Energy Investments, LLC on November 22, 2021. The shares are held directly by Breakthrough Energy Ventures, LLC. Breakthrough Energy Investments, LLC serves as manager of Breakthrough

Energy Ventures, LLC. By reason of such relationship, Breakthrough Energy Investments, LLC may be deemed to share voting and dispositive power over the common stock listed as beneficially owned by Breakthrough Energy Ventures, LLC. Breakthrough Energy Investments, LLC disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest.. The address for each of Breakthrough Energy Ventures, LLC and Breakthrough Energy Investments, LLC is 250 Summer Street, 4th Floor, Boston, Massachusetts 02210.
(3)Based on the Schedule 13G/A filed by Pangaea Ventures Fund III, LP on January 30, 2023. Consists of (i) 11,292,493 shares held by Pangaea Ventures Fund III, LP, (ii) 149,586 shares held by Pangaea Partners LLC, (iii) 190,000 shares held by Monoc Capital Ltd., or Monoc, and (iv) 56,891 shares held by Vicap LLC, or Vicap. Pangaea Venture Funds III, LP is managed by its general partner, Pangaea Ventures III LLC, or Pangaea GP. Pangaea GP is managed and controlled by Vicap, PSee Ventures LLC and Monoc, which are owned and controlled by Chris Erickson, Purnesh Seegopaul and Andrew Haughian, respectively. Chris Erickson and Andrew Haughian share voting and dispositive control over the shares held by Pangaea Partners LLC. The address for each of these entities and individuals is c/o Pangaea Ventures III LLC, 5080 North 40th Street, Unit 105, Phoenix, Arizona 85018.
(4)Based on the Schedule 13D/A filed by Cycle Capital Fund III, L.P. on November 22, 2021. The shares are held directly by Cycle Capital Fund III, L.P. The general partner of Cycle Capital Fund III, L.P. is Cycle Capital III, L.P. The general partner of Cycle Capital III, L.P. is Cycle Capital Management III Inc. Andrée-Lise Methot and Claude Vachet, as the sole officers and directors of Cycle Capital Management III Inc., can be deemed to share beneficial ownership over the shares held by Cycle Capital Fund III, L.P. Cycle Capital III, L.P., and Cycle Capital Management III Inc. Andrée-Lise Methot and Claude Vachet disclaim beneficial ownership of all such shares, except to the extent of their respective pecuniary interest.. The address for each of the Cycle Capital entities, Andrée-Lise Methot and Claude Vachet is 100 Sherbrooke West, Suite 1610, Montreal, Québec, Canada H3A 3G4.
(5)Consists of (i) 298,836 shares and (ii) options to purchase 160,901 shares exercisable within 60 days of February 28, 2023.
(6)Consists of (i) 5,360,255 shares held by Mr. Evans, (ii) options to purchase 125,045 shares exercisable within 60 days of February 28, 2023 held by Mr. Evans, (iii) 2,229,450 shares held by Dr. Julia Song, Mr. Evans’s spouse, and (iv) options to purchase 229,246 shares exercisable within 60 days of February 28, 2023 held by Dr. Song.
(7)Consists of (i) 24,868 shares and (ii) options to purchase 79,684 shares exercisable within 60 days of February 28, 2023.
(8)Consists of (i) 510,235 shares held by Mr. Niggli, (ii) 227,407 shares held by the Michael R. Niggli Family Trust to which Mr. Niggli is the trustee, (iii) 85,228 shares held by the Chloe D Niggli 2021 Gift Trust to which Mr. Niggli is the trustee, (iv) 85,228 shares held by the Ian M Niggli 2021 Gift Trust to which Mr. Niggli is the trustee, (v) 85,228 shares held by the Lorelei A Niggli 2021 Gift Trust to which Mr. Niggli is the trustee, (vi) 85,228 shares held by the Michael R Jr Niggli 2021 Gift Trust to which Mr. Niggli is the trustee, (vii) 324,991 shares held by the Linda Naviaux Niggli Trust to which Linda Naviaux Niggli is the trustee who is the spouse of Mr. Niggli, (viii) 81,110 shares held by the John Naviaux Gift Trust to which Ms. Niggli is the trustee, (ix) 81,110 shares held by the James Naviaux Gift Trust to which Ms. Niggli is the trustee, (x) 81,110 shares held by the Laura C Sturr Gift Trust to which Ms. Niggli is the trustee, and (xi) options to purchase 177,785 shares exercisable within 60 days of February 28, 2023 held by Mr. Niggli.
(9)Consists of 4,358 shares.
(10)Consists of (i) 46,364 shares and (ii) options to purchase 222,845 shares exercisable within 60 days of February 28, 2023.
(11)Consists of (i) 9,611,006 shares and (ii) options to purchase 995,506 shares exercisable within 60 days of February 28, 2023.

RELATED PERSON TRANSACTIONS
Other than equity and other compensation, termination, change in control and other arrangements, which are described in the section entitled “Executive Compensation”, the following is a description of each transaction since January 1, 2022, and each currently proposed transaction, to which we were a party, in which:
•the amount involved exceeded or exceeds $120,000;
•any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Registration Rights Agreement
We are party to a registration rights agreement with certain stockholders, including Breakthrough Energy Ventures, LLC, Cycle Capital Fund III, L.P., Pangea Ventures Fund III, LP and SB Energy Global Holdings One Ltd, pursuant to which, among other things, such stockholders were granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of our common stock.
Commercial Agreements
SBE Framework Agreement
In April 2021, Legacy ESS entered into a non-binding framework agreement, dated as of March 31, 2021, or the Framework Agreement, with an affiliate of SBE, which established a framework for the ongoing relationship between ESS and SBE with respect to identifying opportunities to deploy energy storage products to be supplied by ESS. Rich Hossfeld, a member of our board of directors, is affiliated with SBE. The Framework Agreement included terms providing for the deployment of 2 GWhs of energy storage starting in 2022 through 2026. At current forecasted prices and volumes, the Framework Agreement totals more than $300 million in revenue opportunities for ESS. As ESS and SBE finalize projects and deliveries into a rolling forecast, ESS will reserve production capacity to deliver these projects. To date, no orders have been placed under the Framework Agreement. SBE is under no obligation to place any firm orders with us and any future orders may be subject to future pricing or other commercial or technical negotiations, which we may not be able to satisfy, resulting in a diminished potential value of this relationship to us.
Sales Agreement
In December 2020, we entered into a sales agreement for the purchase and installation of one Energy Warehouse with SBE, a related party. During the year ended December 31, 2022, the we recognized revenue of $284 thousand for sales of energy storage systems and extended warranty services to related parties based on the December 2020 agreement. As of December 31, 2022, we had recorded deferred revenue of $5 thousand for sales of extended warranty services to related parties based on the December 2020 sales agreement.
Indemnification Agreements
We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in the certificate of incorporation and our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of ESS’ directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at ESS’ request.
The limitation of liability and indemnification provisions in the certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit ESS and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Related Person Transactions Policy
We have adopted a written Related Person Transactions Policy that sets forth the policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which ESS or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to ESS as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of ESS’ voting securities (including common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of ESS’ voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•the risks, costs, and benefits to ESS;
•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties.
Our audit committee will approve only those transactions that it determines are fair to us and in ESS’ best interests. All of the transactions described above were entered into prior to the adoption of such policy.

OTHER MATTERS
Stockholder Proposals or Director Nominations for 2024 Annual Meeting
If a stockholder would like us to consider including a proposal in our proxy statement for our 2024 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before November 22, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
ESS Tech, Inc.
Attention: Corporate Secretary
26440 SW Parkway Ave, Bldg. 83
Wilsonville, Oregon 97070
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2024 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific time, on January 20, 2024, and
•no later than 5:00 p.m., Pacific time, on February 19, 2024.
In the event that we hold our 2024 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of our 2024 annual meeting, and
•no later than 5:00 p.m., Pacific time, on the later of the 90th day prior to the day of our 2024 annual meeting or, if the first public announcement of the date of our 2024 annual meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act no later than April 2, 2024.
Availability of Bylaws
A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. Based on our review of such filings and written representations from certain reporting persons that no Form 5 is required, we believe that during the fiscal year ended December 31, 2022, all directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

2022 Annual Report
Our financial statements for our fiscal year ended December 31, 2022 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at https://investors.essinc.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to ESS Tech, Inc., 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
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The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Wilsonville, Oregon
April 7, 2023

APPENDIX A
CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF ESS TECH, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
ESS Tech, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:
FIRST: That the name of the corporation is ESS Tech, Inc. (the “Corporation”) and that the Corporation was first formed on July 21, 2020, under the laws of the Cayman Islands, under the name “ACON S2 Acquisition Corp.”
SECOND: That the Corporation filed a certificate of domestication on October 8, 2021 pursuant to which it domesticated as a Delaware corporation and changed its name to “ESS Tech, Inc.”
THIRD: That pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 8, 2021 (the “Certificate of Incorporation”).
FOURTH: That pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment, declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing the terms and provisions of this Certificate of Amendment to be submitted to and considered by the stockholders of the Corporation for approval.
RESOLVED, that the Certificate of Incorporation is hereby amended by amending and restating Article IX thereof in its entirety as follows:
“ARTICLE IX
Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a

Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.
Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Section 4. Neither any amendment, repeal, nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.”
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FIFTH: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the DGCL.
IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on this day of , 2023.

By:
Name:	Eric Dresselhuys
Title:	Chief Executive Officer

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V10529-P88212 1a. Sandeep Nijhawan 1. Election of Directors Nominees: 1b. Kyle Teamey The Board of Directors recommends you vote FOR proposal 2: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. Amendment of our certificate of incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Withhold For Against Abstain !! !! ! !! ESS TECH, INC. The Board of Directors recommends you vote FOR the following: ESS TECH, INC. 26440 SW PARKWAY AVE., BLDG. 83 WILSONVILLE, OREGON 97070 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 18, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GWH2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 18, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. V10530-P88212 ESS TECH, INC. Annual Meeting of Stockholders May 19, 2023 8:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Eric Dresselhuys and Anthony Rabb, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ESS TECH, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 19, 2023 at 8:00 AM, Pacific Time, at www.virtualshareholdermeeting.com/GWH2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side